Exhibit 10.25

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of December 19, 2006 (the “Agreement”), by and among Aleris International, Inc. (the “Company”), Aurora Acquisition Holdings, Inc. (the “Parent”) and Christopher Clegg (the “Executive”).

WHEREAS, the Company desires that the Executive continue to serve the Company as the Company’s Senior Vice President, General Counsel and Secretary, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Employment, Duties and Agreements.

(a)    The Company hereby agrees to continue to employ the Executive as its Senior Vice President, General Counsel and Secretary, and the Executive hereby accepts such position and agrees to continue to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company.

(b)    During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for the Executive to (i) subject to the approval of the Board, serve as an officer or director or otherwise participate in non-profit, educational, welfare, social, religious and civil organizations, or (ii) manage his personal, financial and legal affairs, so long as any such activities in (i) and (ii) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

(c)    In connection with the Executive’s employment by the Company under this Agreement, the Executive shall be based at the principal executive offices of the Company, currently located in Beachwood, Ohio, except for such travel as the performance of the Executive’s duties in the business of the Company may require.

(d)    The Severance Agreement, dated as of August 30, 2005, by and between the Company and the Executive (the “Severance Agreement”) is expressly assumed hereby as contemplated in section 10(b) thereof. The Executive hereby acknowledges and agrees that the foregoing assumption by the Company of the Severance Agreement, and the entrance by the Company into this Agreement, is in full satisfaction of the Company’s obligations under section 10(b) of the Severance Agreement to assume, by written instrument delivered to the Executive, all of the obligations under the Severance Agreement, and that the Executive will not have the right to terminate his employment for “Good Reason” as defined in the Severance Agreement under Item (5) of such definition as a result of the merger of Aurora Acquisition Merger Sub, Inc. (“Merger Sub”) with and into the Company, as contemplated by the Agreement and Plan of Merger, dated August 7, 2006, by and among the Parent, Merger Sub and the Company (the “Merger Agreement”). The Severance Agreement shall remain in full force and effect through the second anniversary of the Effective Date. Upon the second anniversary of the Effective Date, and not before, the Severance Agreement shall be terminated and of no further force or effect, provided, however, that the Severance Agreement shall continue in effect with respect to all rights and obligations that have accrued thereunder prior to such termination until such rights and obligations have been fully satisfied or otherwise expire. Notwithstanding anything to the contrary in the Severance Agreement (including, without limitation, section 8 thereof), this Agreement shall constitute notice pursuant to section 8 of the Severance Agreement, to the extent necessary, that the Severance Agreement shall terminate on the second anniversary of the Effective Date. During the period prior to the second anniversary of the Effective Date, in the event of a conflict between the terms of the Severance Agreement and this Agreement, the terms of the Severance Agreement shall govern.

2.	Compensation.

(a)    As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $315,000 per annum, (the “Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board of Directors of the Company (the “Board”), but in no event shall the Company pay the Executive a Base Salary less than that set forth above during the Employment Term.

(b)    In addition to the Base Salary, during the Employment Period, but beginning for the fiscal year ending December 31, 2007, the Executive shall be eligible to participate in the annual incentive plan (the “AIP”) established and approved by the Board and, pursuant to the AIP, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 60% of Base Salary up to a maximum of 120% of Base Salary, based on the achievement of annual performance objectives as set forth in the AIP, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus (unless otherwise provided herein or in the Severance Agreement). For the fiscal year ending December 31, 2006, the Company shall pay the Executive all bonuses and other incentives to which the Executive is entitled pursuant to and in accordance with the Company’s incentive plans in effect as of the Effective Date.

(c)    As soon as practicable after the Effective Date (as defined below), the Company will grant the Executive a number of options (the “Options”) to purchase shares of the Parent (the “Shares”) at an exercise price per Share equal to the price per Share paid by TPG (as defined below). The specific terms and conditions governing all aspects of the Options shall be provided in separate grant agreements and any relevant plan documents (collectively, the “Option Agreements”). The Options shall be comprised of the following two tranches: (1) 60% of the Options (the “Time-Based Options”) will vest and become exercisable in equal annual installments of 20% over a five-year period, subject to the Executive’s continued employment with the Company through the applicable vesting date and (2) 40% of the stock options (the “Performance-Based Options”) will vest and become exercisable only upon the achievement by the Company of the following performance targets, in each case, subject to the Executive’s continued employment with the Company through the applicable vesting date: (A) 50% of the Performance-Based Options will vest upon the occurrence of any liquidity event in connection with which TPG Partners IV, L.P. and TPG Partners V, L.P. (together, "TPG") realize a multiple of money (“MoM”) of at least 2.0x its initial investment in the Company (through the Parent), as determined by the Board in good faith, and (B) the remaining 50% of the Performance-Based Options will vest upon the occurrence of any liquidity event in connection with which TPG realizes an MoM of at least 3.0x its initial investment in the Company (through the Parent), as determined by the Board in good faith, provided, that in the event the liquidity event occurs prior to the second anniversary of the Effective Date, the MoM in clause (B) of this Section 2(c) shall be 2.0x, and in the event the liquidity event occurs on or after the second anniversary, but prior to the third anniversary, of the Effective Date, the MoM in clause (B) of this Section 2(c) shall be 2.5x. TPG shall make a good faith projection with respect to the expected value of any such liquidity event, and, to the extent such projection, if accurate, would result in vesting of some or all of the Performance-Based Options, the Performance-Based Options shall be deemed vested to the applicable extent and solely for the purpose of permitting the Executive to participate in such liquidity event with the Shares underlying such Performance-Based Options.

Notwithstanding the foregoing, in the event of a change in control (as defined in below), TPG shall cause the buyer to (i) cancel all vested and exercisable Options and pay to the Executive, in cash or other property depending on, and in the same proportion as, the consideration received by TPG, an amount equal to the excess, if any, of the fair market value of a Share on such change in control over the exercise price of such Option (such excess, if any, the “Option Spread”) for each such vested and exercisable Option, and (ii) cancel all unvested Time-Based Options and pay to the Executive, in cash or other property depending on, and in the same proportion as, the consideration received by TPG, an amount equal to the aggregate Option Spread for each such unvested Time-Based Option, plus interest at a reasonable rate to be determined by the Board, on the earlier to occur of (x) the date such unvested Time-Based Option would otherwise have vested, provided that the Executive is actively employed with the Company or an affiliate on such date, or (y) subject to Section 11(k), within five (5) business days following the Date of Termination of the Executive’s employment as a result of a termination by the Company without Cause or by the Executive for Good Reason.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Parent on a consolidated basis to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than to TPG or its affiliates; (ii) the approval by the holders of the outstanding voting power of the Company or the Parent of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any person or Group (other than TPG or its affiliates) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 40% of the aggregate outstanding voting power of the Company or the Parent and such person or Group actually has the power to vote such shares in any such election and (B) TPG and its affiliates beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or the Parent than such other person or Group; (iv) the replacement of a majority of the board of directors of the Company or the Parent over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of such board then still in office who either were members of such board at the beginning of such period or whose election as a member of such board was previously so approved or who were nominated by, or designees of, TPG or its affiliates; or (v) consummation of a merger or consolidation of the Company or the Parent with another entity in which holders of shares of the Company or Parent immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and TPG and its affiliate do not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors.

Upon any termination of the Executive’s employment, any Options that are not vested and exercisable as of such termination and that do not become vested and exercisable as a result of such termination shall automatically expire on the Date of Termination (as defined in Section 4(b) below). Any Options that have become vested and exercisable as of (or that become exercisable as a result of) the Date of Termination shall expire on the earlier of (i) ninety (90) days after the date the Executive’s employment is terminated for any reason other than Cause, death or Disability; (ii) one year after the date the Executive’s employment is terminated by reason of death or Disability; (iii) the commencement of business on the date the Executive’s employment is terminated for Cause; or (iv) the tenth anniversary of the grant date. All Options that are outstanding as of the tenth anniversary of the grant date will expire on such date. The Executive shall be permitted to exercise the vested portion of the Options through net-physical settlement (i.e., by delivery of Shares net of the number of Shares having a value equal to the applicable exercise price and applicable withholding taxes at the minimum statutory rate) if such exercise occurs after termination of the Executive’s employment pursuant to Sections 3(a) or 3(b), by the Company pursuant to Paragraph 3(d) or by the Executive pursuant to Section 3(e) for Good Reason.  The Option shall be granted pursuant to and subject to the terms of a Management Equity Incentive Plan (the “Plan”), which shall contain rights to dividend equivalents in a manner intended to comply with Section 409A of the Code.

(d)    The Executive shall roll over all shares in the Company that the Executive holds as a capital asset prior to the Effective Date and such other amounts as are worth, in the aggregate, $1,200,000 on an after-tax basis into Shares of the Parent pursuant to and in accordance with a letter agreement between the Executive and Parent, dated as of December 15, 2006 (the “Rollover Agreement”).

(e)    The purchase of any Shares upon the exercise of the Options, or any other purchase or issuance of Shares contemplated by this Agreement, including pursuant to any rollover as provided above, will be subject to the Executive’s execution of a Management Stockholders’ Agreement for the Company and the Parent in such form as provided by the Company and the Parent (the “Management Stockholders’ Agreement” and, together with the Option Agreements, the “Equity Agreements”) for the Company, which will include, among other things, (1) restrictions on transfer of the Shares and call rights by the Company, (2) certain drag-along and tag-along rights and obligations, (3) certain lock-up rights in connection with any underwritten public offering of equity securities of the Company or any affiliate and (4) that Executive make such representations and execute such documents as the Company determines are reasonably necessary or appropriate to comply with any applicable securities or tax law requirements, to qualify for any exemption from any applicable securities laws or to ensure Executive’s compliance with his obligations under the Management Stockholders’ Agreement. Notwithstanding anything to the contrary in the Management Stockholders’ Agreement, the Company call right shall not apply to the Shares of the Parent purchased or otherwise acquired pursuant to the Rollover Agreement unless the Executive’s employment is terminated by the Company or its affiliates for Cause or by the Executive without Good Reason or other than as a result of Retirement. For purposes of this Section 2(e), “Retirement” shall mean the Executive is eligible to retire without penalty or a reduction in benefits under any tax qualified pension plan maintained by the Company and in which the Executive is eligible to participate.

(f)    During the Employment Period: (i) except as provided in the last sentence of this Section 2(f), the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company which are made available generally to other executive officers of the Company and/or their families, as the case may be, including, without limiting the Company’s right to terminate, modify or amend such plans in accordance with their terms or as provided in the immediately succeeding sentence, the Company’s benefits restoration program, life insurance, long-term disability and health plans and (ii) the Executive shall be entitled to the perquisites and other fringe benefits that are made available by the Company to its senior executives generally, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. Until the second anniversary of the Effective Date, except as consented to by the Executive, the Company agrees that the employee benefit plans, policies, programs and arrangements and perquisites and other fringe benefits that are made available to the Executive during the Employment Period will not be materially diminished in the aggregate from those benefit plans, policies, programs and arrangements and perquisites and fringe benefits made available immediately prior to the Effective Date. For the avoidance of doubt, such other plans, practices, policies, programs or arrangements shall not include any plan, practice, policy, program or arrangement that provides benefits in the nature of severance or continuation pay.

(g)    The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(h)    In the event the Company or the Parent engages in a significant subsequent corporate transaction with another entity, the Board will reconsider the size of the equity pool, taking into account the larger size of the resultant entity and taking into account all relevant circumstances, including competitive market data for companies of similar size and circumstance.

3.	Employment Period.

The Employment Period shall commence on December 19, 2006 (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with a Notice of Termination in accordance with Section 4(a) at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(c)    Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) other than as a result of physical or mental illness or injury, the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates; (iii) the Executive’s willful and continued misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the indictment by the Executive of, or a plea by the Executive of nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause pursuant to clause (iv) of this Section 3(c), the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d)    Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e)    Voluntarily. The Executive may voluntarily terminate his employment hereunder, with or without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 60 days in advance of the Date of Termination (as defined in Section 4(b) below) (and, in the case of a termination by the Executive for Good Reason, complies with all requirements of such a termination as provided hereunder).

4.	Termination Procedure.

(a)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a); provided, that, prior to the second anniversary of the Effective Date, with respect to a termination of the Executive’s employment without Cause by the Company or with Good Reason by the Executive, the notice provisions of section 11(b) of the Severance Agreement shall govern.

(b)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than 90 days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination; provided, that, prior to the second anniversary of the Effective Date, with respect to a termination of the Executive’s employment without Cause by the Company or with Good Reason by the Executive, the notice provisions of section 11(b) of the Severance Agreement shall govern.

5.	Termination Payments.

(a)    Without Cause. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive without Cause or the Executive terminating his employment for Good Reason, the Executive shall be entitled to the payments and benefits set forth in this Section 5(a):

(i)    On or Before the Second Anniversary of the Effective Date. In the event of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason on or before the second anniversary of the effective date, the Executive shall be entitled to such payments and benefits as set forth in sections 4 and 5 of the Severance Agreement.

(ii)    After the Second Anniversary of the Effective Date But Prior to a Change in Control. If the Executive’s employment is terminated after the second anniversary of the Effective Date but prior to a Change in Control, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”) and (B) one and a half (1.5) times the sum of (1) the Executive’s Base Salary and (2) the Target Bonus, with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(iii)    After the Second Anniversary of the Effective Date and On or After a Change in Control. If the Executive’s employment is terminated after the second anniversary of the Effective Date and on or after a subsequent Change in Control, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s Accrued Benefits and (B) one and a half (1.5) times the Executive’s Base Salary, with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(iv)    With respect to any termination of the Executive’s employment to which clause (ii) or (iii) of this Section 5(a) applies, for the eighteen month period commencing on the day after Executive’s Date of Termination, the Company shall continue to provide medical benefits to Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, and the Company shall reimburse the Executive for any increased cost to provide the Executive with the benefits provided under the Company’s medical plan. The Executive shall promptly notify the Company of any changes in his medical benefits coverage.

(v)    The payments and benefits provided under this Section 5(a) are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. Except as provided in this Section 5(a), or pursuant to Section 2(c) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations to the Executive.

(vi)     For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (A) a reduction by the Company in the Executive’s Base Salary; (B) a material diminution in the Executive’s Annual Bonus opportunity; (C) a material diminution in the Executive’s position, duties, responsibilities or reporting relationships; or (D) a change of the Executive’s principal place of employment to a location more than seventy-five (75) miles from such principal place of employment as of the Effective Date; provided, Good Reason shall not occur unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within thirty (30) days of the occurrence of such fact or circumstance, and, if such fact or circumstance is reasonably susceptible to cure, the Company shall have thirty (30) days to cure such fact or circumstance and shall have failed to so cure.

(b)    Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits. Except as provided in this Section 5(b) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations to the Executive.

(c)    Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Accrued Benefits; and (ii) any Annual Bonus earned by the Executive in respect of the Company’s fiscal year ending immediately prior to the Date of Termination but not yet paid. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations to the Executive.

6.	Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.

(a)    In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses; provided, that, if the Executive prevails on any material issue in any action, the Company shall reimburse the Executive any reasonable legal fees and expenses incurred; provided, further, that with respect to an action to enforce the terms of the Severance Agreement, section 7 of the Severance Agreement shall govern the reimbursement of legal fees and expenses.

(b)    The Executive will be entitled to indemnification on the same terms as indemnification is made available by the Company to its other senior executives, whether through the Company’s bylaws, the Merger Agreement or otherwise.

(c)    During the Employment Period, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

7.	Non-Solicitation.

During the Employment Period and for eighteen months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

8.	Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a)    The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b)    The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen months following the termination of the Employment Period, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of the Company at the time of the termination for any Person (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with the Company, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(c)    The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d)    The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9.	Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10.    Section 280G. If, after the Effective Date, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Parent and the Executive shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of any the excise tax imposed by Section 4999 of the Code on the Executive, including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5).

11.	Miscellaneous.

(a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Aleris International, Inc.
25825 Science Park Drive
Suite 400
Beachwood, Ohio 44122
Facsimile. 216-910-3650

Attn: General Counsel

with a copy to:

Robert J. Raymond
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Parent:

301 Commerce Street, Suite 3300
Fort Worth, TX 76102

Attention: General Counsel

with a copy to:

Robert J. Raymond
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to the Executive:

Christopher R. Clegg
48 Cohasset Drive
Hudson, Ohio 44236

or to such other address as any party hereto may designate by notice to the others.

(b)    Except as expressly provided herein with respect to the Severance Agreement, this Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Options and Shares shall be governed by the relevant Equity Agreements). The Executive’s employment with the Company for purposes of this Agreement shall include the Executive’s employment by any direct or indirect subsidiary of the Parent or the Company.

(c)    This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)    The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)    (i)  This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f)    Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(g)    The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that, except as provided in section 5 of the Severance Agreement, the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

(i)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(k)    Notwithstanding anything to the contrary herein, in the event any payment hereunder would result in the imposition of an excise tax pursuant to Section 409A of the Code or the regulations thereunder, as amended (the “409A Excise Tax”), the Executive agrees that such payment shall be postponed to the date that is the earliest date upon which such payment would no longer result in the imposition of a 409A Excise Tax.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Christopher Clegg
___________________________________
Name: Christopher Clegg

ALERIS INTERNATIONAL, INC.

 /s/ Michael D. Friday
___________________________________
Name:  Michael D. Friday
Title: Executive Vice President and Chief Financial Officer

AURORA ACQUISITION HOLDINGS, INC.

 /s/ John E. Viola
___________________________________
Name:  John E. Viola
Title: Vice President and Treasurer